Exhibit 99.1

Date:	December 20, 2004
Contact:	Steve Wells, Los Alamos National Bank President, 505-662-5171

For Immediate Release

Trinity Capital Corporation

Announces Semi-Annual Dividend

LOS ALAMOS, N.M., December 20, 2004 — Trinity Capital Corporation (“Trinity”), the holding company for Los Alamos National Bank (“LANB”) and Title Guaranty & Insurance Company, announced semi-annual dividend of $0.30 per share to be paid to shareholders of record as of December 31, 2004 and payable on January 14, 2005. The dividend is equal to the dividend declared for the same period in 2003.  Total dividends declared in 2004 is $0.60 per share, a 3.4% increase over the $0.58 per share declared in 2003.

Trinity also revised the projections on return on average assets and return on average equity presented originally at the annual shareholders’ meeting on May 20, 2004.  At that time, the return on average assets was projected to be approximately 1.19% to 1.20% and the return on average equity approximately 16%.  Management now believes that the return on average assets will be approximately 1.0% and the return on average equity approximately 14.7%.

Trinity is a bank holding company with approximately $1.1 billion in total assets and has approximately 300 employees.  LANB is currently in its 41st year of operation, and offers financial services at its main office in Los Alamos, an office in White Rock and two offices in Santa Fe.  LANB also operates a network of 27 automatic teller machines throughout northern New Mexico.  Title Guaranty & Insurance Company offers its services from its office in Los Alamos.

This document contains, and future oral and written statements of Trinity and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Trinity. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Trinity’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Trinity undertakes no obligation to update any statement in light of new information or future events.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Trinity and its business, including additional factors that could materially affect Trinity’s financial results, is included in Trinity’s filings with the Securities and Exchange Commission.